FIRST AMENDED AND RESTATED

POINCIANA PARKWAY REGULATORY AGREEMENT

by and between

POLK COUNTY, FLORIDA

and

AVATAR PROPERTIES INC.

08/06/08 N 47
TABLE OF CONTENTS

Page

SECTION 4.02. ACQUISITION, DESIGN AND CONSTRUCTION OF POINCIANA PARKWAY.....................................................................9

SECTION 5.02.

SECTION

SECTION

SECTION

SECTION

ARTICLE VI
GENERAL PROVISIONS

SECTION 6.02. TRAFFIC SAFETY, EMERGENCY AND ENFORCEMENT SERVICES

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SECTION

SECTION

APPENDIX A APPENDIX B APPENDIX C APPENDIX D	POINCIANA PARKWAY ACCESS MANAGEMENT PLAN DESIGN CRITERIA CERTIFICATE OF LIABILITY INSURANCE

FIRST AMENDED AND RESTATED
POINCIANA PARKWAY REGULATORY AGREEMENT

(POLK COUNTY)THIS FIRST AMENDED AND RESTATED POINCIANA PARKWAY REGULATORY AGREEMENT (this “Agreement”) is made and entered into as of      August 6     , 2008, by and between POLK COUNTY, a political subdivision and charter county of the State of Florida (“Polk County”) and AVATAR PROPERTIES INC., a Florida corporation and/or its successors and assigns (collectively, “Avatar” or the “Owner”).

RECITALS:

A. Polk County and Owner entered into that certain Poinciana Parkway Regulatory Agreement (Polk County) as of December 20, 2006 (the “Original Regulatory Agreement”).

B. Except as otherwise specified herein, capitalized terms used herein shall have the meanings ascribed thereto in Section 1.02 hereof.

C. Poinciana Parkway, as depicted on Appendix A attached hereto, consists of the Osceola Project Area, the Poinciana Toll Road and the Polk Project Area and has been adopted as part of the Osceola County Comprehensive Plan, Polk County Comprehensive Plan, Orlando Metropolitan Planning Organization Long Range Transportation Plan and Transportation Improvement Element, and the Lakeland/Winter Haven Urbanized Area Metropolitan Planning Organization 2010 Long Range Transportation Study Cost Feasible Element.

D. Poinciana Parkway, formerly named the “Parker Highway Project”, was identified by the Polk County Transportation Planning Organization (TPO) in its 2025 Long Range Transportation Plan as a proposed new two-lane arterial public road project which would be built by means of a public/private partnership and with private funding.

E. The Poinciana Parkway Project is not included in Polk County’s approved CIP and Polk County lacks present or available capital improvement funding to construct Poinciana Parkway and/or acquire the necessary right-of-way absent private investment or funding.

F. The Owner is the developer of multiple developments located in both Polk County and Osceola County, including the Poinciana Development and other local properties, further development of which may be hindered by lack of an efficient transportation ingress/egress route to areas north and northwest of the Poinciana Parkway corridor.

G. The development and operation of the Poinciana Parkway will serve a public purpose, including, but not limited to:

(1) creating an additional hurricane evacuation route and increase access for public safety and emergency vehicles throughout Polk County and Osceola County, thus benefiting the citizens of Polk County and Osceola County; and

(2) easing the flow of vehicular traffic within Polk County and Osceola County, providing a more direct route from the Poinciana Development to U.S. 17/92, providing a more convenient access to Interstate 4 and the Western Beltway, and providing a direct connection to the Orlando area beltway for residents of Polk and Osceola counties and for visitors to the area.

H. The Project Engineer has advised the Owner that all required Poinciana Parkway Permits (including FDOT Intent to Issue) and Mitigation Credits have been acquired successfully. Further, the Owner has acquired or caused Osceola County to acquire certain specific property necessary for the right-of-way for the Poinciana Parkway through private transactions and through the exercise of the eminent domain powers of Osceola County exercised pursuant to Osceola County Resolution 07-004R.

I. Polk County Transportation staff has reviewed and commented on the Design Criteria developed by the Owner for Poinciana Parkway within Polk County. Polk County Transportation staff and the County Engineer is reviewing final (100%) construction documents developed in accordance with the Design Criteria.

J. Owner has obtained the majority of the necessary rights-of-way and has or will provide for all costs associated with the remaining rights-of-way, design, permitting and construction of Poinciana Parkway which will not be funded from any public source.

K. Polk County and the Owner desire to enter into this Agreement to memorialize Polk County’s approval of the acquisition, construction, ownership and operation of the Polk Project Area of the Poinciana Parkway by the Owner and to memorialize Polk County’s responsibilities for and jurisdiction over that section of road upon its completion.

L. Pursuant to Florida Statutes, Sections 334.03(8) and 336.01, Polk County will have jurisdiction over the Polk Project Area portion of the proposed Poinciana Parkway but will not have jurisdiction, control or authority over either the Osceola Project Area or over the Poinciana Toll Road, both of which segments of the overall Poinciana Parkway project are within the jurisdiction of Osceola County.

M. Having no jurisdiction over either the Osceola Project Area or the Poinciana Toll Road, Polk County does not object to, nor will it interfere with, any agreements now in place or which may be reached in the future between Osceola County and the Owner relating to the acquisition, construction, ownership and operation of the Osceola Project Area and/or relating to the acquisition, construction, ownership and operation of the Poinciana Toll Road as a private toll road, so long as the Poinciana Parkway, in its entirety as depicted on Appendix A, remains at all times a road open to use and travel by the public upon payment of any applicable tolls.

N. In order to obtain the Poinciana Parkway Permits and maintain the viability of the Reedy Creek Mitigation Bank, the Owner was required to agree to change the design of the Poinciana Parkway within the Poinciana Toll Road section to include two trestles at two locations of 2100 linear feet each separated by a span of roadway of 2000 linear feet with five (5) culverts, each four feet high and seven feet wide. The trestles and culverts have been incorporated into the design of the Poinciana Parkway at the request of governmental authorities to address wildlife and other environmental concerns and are not otherwise necessary for construction of the Poinciana Parkway. Because of these design changes, the Owner cannot complete the design, negotiation of the construction documents and construction of the Poinciana Parkway within the time frames contemplated in the Original Regulatory Agreement.

O. The parties now wish to amend, restate and replace entirely the Original Regulatory Agreement with this Agreement and agree that this Agreement shall be legal, valid and binding against them.

NOW THEREFORE, in consideration of the mutual promises, covenants and agreements contained herein and other valuable consideration, receipt and adequacy of which is hereby acknowledged, the parties mutually undertake, promise and agree for themselves, their successors and assigns as follows:

ARTICLE I

INCORPORATION OF RECITALS, DEFINITIONS AND INTERPRETATION

SECTION 1.01.  INCORPORATION OF RECITALS.  The above recitals are true and correct and are incorporated into and made a part hereof. This Agreement replaces entirely the Original Regulatory Agreement which is and shall be of no further force or effect.

SECTION 1.02. DEFINITIONS.  As used in this Agreement, the following terms shall have the following meanings unless the context hereof otherwise requires:

“Access Management Plan” means the access management plan for Poinciana Parkway with access to the Osceola Project Area being initially limited to fourteen (14) access points, four (4) full and nine (9) partial intersections plus the Cypress Parkway Intersection with access to the Poinciana Toll Road being initially limited to a private driveway and one signalized intersection near its southern limit. Access to the Polk Project Area is initially limited to a major signalized intersection at U.S. 17/-92, two additional signalized intersections and three (3) unsignalized access points spaced to preserve the transportation capacity of the controlled access facility, all as depicted on Appendix B attached hereto.

“Agreement” means this First Amended and Restated Poinciana Parkway Regulatory Agreement, including any amendments and supplements hereto (including all appendices and/or exhibits attached hereto) executed and delivered in accordance with the terms hereof.

“Avatar Parcels” means the property which has been or will be acquired by the Owner as part of the necessary right-of-way for construction of the Poinciana Parkway.

“Commence(s) Construction” or “Commencement of Construction” means the Owner’s issuance of a notice to proceed to any Contractor for the construction of the Poinciana Toll Road.

“Completion Date” shall have the meaning set forth in Section 4.03 hereof.

“Contractor” shall have the meaning set forth in Section 4.04 hereof.

“Contractor’s Insurance” shall have the meaning set forth in Section 4.04 hereof.

“Design Criteria” means the final criteria for Poinciana Parkway design and engineering included in the description of Poinciana Parkway as set forth in Appendix C attached hereto.

“Enforcement Agencies” shall have the meaning set forth in Section 6.02 hereof.

“Expansion Project” shall have the meaning set forth in Section 3.01 hereof.

“Force Majeure” shall have the meaning set forth in Section 4.05 hereof.

“Initial Term” shall have the meaning set forth in Section 6.04 hereof.

“Interlocal Agreement” means the Interlocal Agreement between Polk County and Osceola County relating to the Poinciana Parkway, which agreement was approved by the Osceola County Board of County Commissioners on December 11, 2006 and by the Polk County Board of County Commissioners on December 20, 2006.

“Lender” means any person or entity that lends or invests money or provides other financial assistance (e.g., bond financing) in connection with the ownership, construction, operation or maintenance of the Poinciana Toll Road, or otherwise for the purpose of financing the Owner’s obligations under this Agreement.

“Mitigation Credits” means the Federal and state environmental mitigation credits acquired by the Owner in connection with the Mitigation Work.

“Mitigation Sites” means the real property acquired by the Owner in connection with the Mitigation Work.

“Mitigation Work” means on-site or off-site improvements and/or compensation required by the Florida Department of Environmental Regulation, Southwest Florida Water Management District, South Florida Water Management District, Florida Fish and Wildlife Conservation Commission, United States Environmental Protection Agency, Army Corps of Engineers and United States Fish and Wildlife Service to mitigate adverse environmental effects resulting from construction of Poinciana Parkway.

“Osceola County” means Osceola County, a political subdivision and charter county of the State.

“Osceola Project Area” means that segment of Poinciana Parkway located in Osceola County more particularly depicted on Appendix A attached hereto and made a part hereof, constituting approximately 4.17 miles of access roadways beginning at the Westerly right-of-way line of Eastborne Avenue and follows the existing alignment of Marigold Avenue, a two lane roadway constructed within an existing Osceola County right-of-way with a width of 150 feet which will be reconstructed by the Owner as a part of Poinciana Parkway utilizing a four lane urban curb and gutter section, ending at the intersection of Cypress Parkway (CR 580) and Marigold Avenue, including without limitation, all property rights, easements, appurtenances, rights-of-way, franchises and equipment relating thereto and deemed necessary or convenient for the acquisition, construction, renovation, reconstruction or operation thereof, with such changes, deletions, additions or modifications to the enumerated improvements, equipment and facilities, or such other improvements, equipment or facilities as may hereafter be approved by Osceola County.

“Person” means an individual, a corporation, a partnership, an association, a joint stock company, a trust, a governmental entity or any other entity cognizable at law.

“Plans and Specifications” means the plans and specifications for construction of Poinciana Parkway developed by the Project Engineer, as amended from time to time.

“Poinciana Development” means the approximately 47,000 acre mixed-use development known as Poinciana, as shown in a Master Plan approved on August 31, 1971 and October 5, 1971 by Polk County and Osceola County.

“Poinciana Parkway” means an approximately 9.66 mile four-lane road consisting of the Osceola Project Area, the Poinciana Toll Road and the Polk Project Area, beginning at the existing intersection of County Road 54 and US 17-92 in Polk County, Florida and terminating in Osceola County, Florida at the intersection of Marigold Avenue and Cypress Parkway (CR 580) more particularly depicted on Appendix A attached hereto and made a part hereof.

“Poinciana Parkway Permits” means all of the governmental permissions, approvals, permits and the like authorizing the acquisition, development, construction and operation of the Poinciana Parkway, including any portions thereof, together with the portion of those certain permits obtained or acquired by the Owner from Parker Poinciana, Inc. related to the permitting of Parker Highway (now known as Poinciana Parkway) and the Mitigation Work.

“Poinciana Toll Road” means the approximately 4.15 mile four-lane controlled access segment of Poinciana Parkway more particularly depicted on Appendix A attached hereto and made a part hereof, including, without limitation, all property rights, easements, appurtenances, rights-of-way, franchises and equipment relating thereto and deemed necessary or convenient for the acquisition, construction, renovation, reconstruction or operation thereof, with such changes, deletions, additions or modifications to the enumerated improvements, equipment and facilities, or such other improvements, equipment or facilities as may hereafter be approved by Polk County in accordance with this Agreement and by Osceola County in accordance with a separate agreement with Osceola County.

“Polk Project Area” means that segment of Poinciana Parkway located in Polk County more particularly depicted on Appendix A attached hereto and made a part hereof, constituting approximately 1.34 miles of roadways leading from U.S. 17-92 to the Osceola/Polk County line.

“Project Engineer” means Vanasse Hangen Brustlin, Inc., or any successor engineer or firm of engineers of reputation for skill and experience with respect to the construction, operation and maintenance of facilities similar to Poinciana Parkway, who is duly licensed under the laws of the State and designated by the Owner to perform the duties of the Project Engineer under the provisions of this Agreement.

“Renewal Term” shall have the meaning set forth in Section 6.04 hereof.

“State” means the State of Florida.

SECTION 1.03. INTERPRETATION.  Words importing the singular number shall include the plural in each case and vice versa, and words importing persons shall include firms and corporations. The terms “herein,” “hereunder,” “hereby,” “hereto,” “hereof,” and any similar terms, shall refer to this Agreement; the term “heretofore” shall mean before the execution of this Agreement; and the term “hereafter” shall mean after the execution of this Agreement. This Agreement shall not be construed more strongly against any party regardless that such party, or its counsel, drafted this Agreement.

SECTION 1.04. SECTION HEADINGS.  Any headings preceding the texts of the several Articles and Sections of this Agreement and any table of contents or marginal notes appended to copies hereof, shall be solely for convenience of reference and shall neither constitute a part of this Agreement nor affect its meaning, construction or effect.

ARTICLE II

REPRESENTATIONS

SECTION 2.01. REPRESENTATIONS OF POLK COUNTY.  Polk County makes the following representations as the basis for the undertakings on the part of the Owner herein contained:

(A) Polk County is duly organized and validly existing as a political subdivision and charter county of the State of Florida.

(B) Polk County has full power and authority to enter into the transactions contemplated by this Agreement and the Interlocal Agreement and to carry out its obligations hereunder and thereunder.

(C) Polk County is not in default under any provisions of the laws of the State material to the performance of its obligations under this Agreement and the Interlocal Agreement.

(D) Polk County has duly authorized the execution and delivery of this Agreement and the Interlocal Agreement.

(E) To Polk County’s knowledge, the authorization, execution and delivery of this Agreement and the Interlocal Agreement and the compliance by Polk County with the provisions thereof will not conflict with or constitute a material breach of, or default under, any existing law, court or administrative regulation, decree, order or any provision of the Constitution or laws of the State relating to Polk County or its affairs, or any ordinance, resolution, agreement, mortgage, lease or other instrument to which Polk County is subject or by which it is bound.

SECTION 2.02. REPRESENTATIONS OF THE OWNER.  The Owner makes the following representations as the basis for the undertakings on the part of Polk County herein contained:

(A) The Owner is a duly organized and validly existing Florida corporation duly authorized to transact business in the State.

(B) The Owner has full power and authority to enter into the transactions contemplated by this Agreement and to carry out its obligations hereunder.

(C) The Owner is not in default under any provisions of the laws of the State material to the performance of its obligations under this Agreement.

(D) The Owner has duly authorized the execution and delivery of this Agreement.

(E) To the Owner’s knowledge, the authorization, execution and delivery of this Agreement and the compliance by the Owner with the provisions hereof will not conflict with or constitute a material breach of, or default under, any existing law, court or administrative regulation, decree, order or any provision of the Constitution or laws of the State relating to the Owner or its affairs, or any ordinance, resolution, agreement, mortgage, lease or other instrument to which the Owner is subject or by which it is bound.

(F) To the Owner’s knowledge, there is no action, suit, proceeding or investigation at law or in equity before or by any court, public board or body pending or, to the best knowledge of the Owner, threatened against or affecting the Owner, wherein an unfavorable decision, ruling or finding would materially adversely affect the transactions contemplated by this Agreement or any agreement or instrument to which the Owner is a party and which is used or contemplated for use in the consummation of the transactions contemplated hereby.

ARTICLE III

POINCIANA PARKWAY

SECTION 3.01. GENERAL.

(A) The Owner shall complete acquisition of the right of way for the Poinciana Parkway as a controlled access arterial roadway extending from the current intersection of U.S. 17-92 and County Road 54 in Polk County to the existing intersection of Marigold Avenue and

(B) Additionally, Polk County hereby acknowledges and agrees that, upon the mutual agreement of the Owner and Polk County, and if warranted by the then existing level of service conditions on the Poinciana Parkway, the Owner may undertake the expansion of the Polk Project Area of the Poinciana Parkway to a six lane facility substantially in accordance with the Design Criteria (the “Expansion Project”). All costs associated with the expansion of the Poinciana Parkway, including but not limited to costs of permitting, design, right-of-way acquisition and construction, shall be provided for by the Owner from various sources available to the Owner at that time. Polk County agrees to assist and cooperate with the Owner to facilitate the completion of the Expansion Project, including, without limitation, granting to the Owner, as and when requested, all right-of-way utilization permits; at owners discretion, acceleration of the expansion project and other approvals necessary or required for the construction activity contemplated within the Polk Project Area sections in connection with the Expansion Project to the extent that Polk County has jurisdiction over such right-of-way.

SECTION 3.02. OWNERSHIP.

(A) Pursuant to provisions and requirements of the Polk County Land Development Code, and upon inspection and approval for acceptance by the County Engineer, the Owner and Osceola County shall convey to Polk County any and all of the rights-of-way within the Polk Project Area then owned by the Owner. The Polk Project Area shall be owned by Polk County and shall be operated and maintained by Polk County in accordance with the provisions of Section 3.03 hereof.

(B) Pursuant to separate agreement between the Owner and Osceola County, the Poinciana Toll Road shall be owned, operated as a private toll road open to use and travel by the public upon payment of any applicable tolls which road shall be maintained by the Owner.

(C) Pursuant to separate agreement between the Owner and Osceola County, the Osceola Project Area shall be owned by Osceola County and shall be operated and maintained by Osceola County.

SECTION 3.03. POLK PROJECT AREA.  Polk County covenants and agrees that, upon acceptance of the Polk Project Area of the Poinciana Parkway for maintenance purposes, it will operate and maintain the Polk Project Area in accordance with Polk County, and any applicable State, policies and procedures for the maintenance and repair of the public road system of Polk County and will not impose tolls on the Polk Project Area.

SECTION 3.04. FUNDING OF COSTS OF ACQUISITION AND CONSTRUCTION. The Owner acknowledges and agrees that Polk County shall not be obligated to pay or fund any portion of the costs associated with the acquisition and construction of the Poinciana Parkway and the same shall be provided for by the Owner from various sources available to the Owner.

SECTION 3.05. ACCESS MANAGEMENT. Polk County and the Owner agree to control access to Poinciana Parkway as depicted in the Access Management Plan; provided however, that Polk County may permit additional access to the Polk Project Area upon reasonable prior notice to the Owner. Polk County acknowledges and agrees that all costs associated with providing access to the Polk Project Area at locations not depicted as initial access points on the Access Management Plan shall be paid by Polk County or by abutting property owners seeking such access, unless otherwise agreed to, in writing, by the Owner.

ARTICLE IV

PLANNING, DESIGN AND CONSTRUCTION

SECTION 4.01. DESIGN CRITERIA. The Owner has developed, and Polk County has reviewed and commented upon, the Design Criteria attached to this Agreement as Appendix B.

SECTION 4.02. ACQUISITION, DESIGN AND CONSTRUCTION OF POINCIANA PARKWAY.

(A) The Plans and Specifications have been developed substantially in accordance with the Design Criteria and have been signed, sealed and certified by the professional engineer, surveyor or architect who prepared such materials. The final construction plans (100%) are being reviewed by Polk County.

(B) Based upon the advice of the Project Engineer, the Owner has obtained the necessary permits and approvals from any and all governmental agencies required for the acquisition, construction, installation and equipping of the Poinciana Parkway, substantially in accordance with the Plans and Specifications. If modifications or revisions to the Plans and Specifications with respect to the Polk Project Area are required by a governmental agency or authority as a condition to its issuance of required permits, approvals or modifications, the Owner shall provide prompt written notice to Polk County of the requested modifications or revisions.

(C) The Owner shall cause the Poinciana Parkway to be constructed substantially in accordance with the Plans and Specifications, the Design Criteria, the issued permits, and all applicable laws, rules, regulations and standards. Upon commencement of construction of the Poinciana Parkway, the Owner shall use all commercially reasonable efforts to complete construction and shall cause such construction to be completed free of construction liens or claims. The Owner agrees to diligently pursue construction of the Poinciana Parkway without unreasonable delay, subject only to Force Majeure.

(D) Construction engineering inspection services shall be provided by the Project Engineer, who shall also sign and seal the as-built drawings of the Poinciana Parkway. Polk County, at its option, may retain an independent consultant, reasonably acceptable to Owner, to confirm the completion of construction of the Polk Project Area, substantially in accordance with the Plans and Specifications and provide to Polk County a certificate to that effect.

(E) Polk County agrees to assist and cooperate with the Owner to facilitate the acquisition, construction, completion and operation of the Polk Project Area. Promptly upon compliance with all applicable conditions of approval, Polk County shall grant to the Owner all rights-of-way utilization permits necessary or required for the construction activity contemplated under the Plans and Specifications within the Polk Project Area for rights-of-way over which Polk County has jurisdiction.

SECTION 4.03. COMPLETION DATE. Acquisition and construction of Poinciana Parkway shall proceed with due diligence and best efforts to the completion thereof. Subject to the provisions of this Agreement, particularly Section 4.05 hereof, the Poinciana Parkway will be substantially complete and open to traffic not later than December 31, 2011 (the “Completion Date”), subject however to the provisions of Section 4.05 hereof. Substantial completion of the Poinciana Parkway shall be evidenced by a certificate of the Project Engineer to that effect to be delivered to Polk County, Osceola County and the Owner within thirty (30) days of the actual occurrence thereof.

SECTION 4.04. INSURANCE.

(A) The Owner shall require each contractor constructing improvements to Poinciana Parkway in the Polk Project Area (the “Contractor”) to purchase and maintain (or in the alternative, Owner may implement an Owner controlled insurance program to provide) such insurance (the “Contractor’s Insurance”) as will protect the Owner and Polk County from the claims, actions, damages or losses described below which may arise out of or result from the construction of improvements to Poinciana Parkway in the Polk Project Area, regardless of whether such construction is performed by the Contractor, a subcontractor or anyone directly (or indirectly) employed by any of them, anyone with whom any of them are in privity of contract or for whose acts any of them may be liable:

(1) claims, actions or liability under workers compensation, disability benefits and other similar employee benefit acts which are applicable to construction of the improvements;

(2) claims, actions or liability for damages due to bodily injury, occupational sickness or disease, or death of employees under any applicable employer’s liability law;

(3) claims, actions or liability for damage due to bodily injury, disease or death of any person other than employees;

(4) claims, actions or liability for damages insured by usual personal injury liability coverage which are sustained (a) by any person as a result of an offense directly or indirectly related to the employment of such person, or (b) by any other person; and

(5) claims, actions or liability for damages because of bodily injury or death of any person or property damage arising out of the tenantship, maintenance or use of any motor vehicle.

(B) The Contractor’s Insurance shall include premises-operations (including explosion, collapse and underground coverage) independent contractors, completed operations, and blanket contractual liability on all written contracts, all including broad form property damage coverage with a maximum coverage as set forth below.

(C) Unless otherwise approved by the Polk County Risk Management Director, the Contractor’s Insurance shall be written for not less than the following limits of liability:

(1) Commercial General Liability

(a) Bodily Injury & $1,000,000 Each Occurrence Limit

Property Damage $2,000,000 General Aggregate Limit

$2,000,000 Products and Completed Operations Aggregate Limit

(2) Business Automobile Liability

(a) Bodily Injury $1,000,000 Each Person Limit

$1,000,000 Each Occurrence Limit

(b) Property Damage $500,000 Each Occurrence Limit

or

(c) Bodily Injury & $1,000,000 Each Occurrence Combined

Property Damage Single Limit

(D) Contractor’s Insurance may be arranged under a single policy for the full limits required or by a combination of underlying policies with the balance provided by an Excess or Umbrella Liability policy.

(E) The Owner shall furnish evidence of such Contractor’s Insurance to Polk County and Osceola County. The certificate shall contain a statement binding upon the insurance company prohibiting cancellation, termination, or modification of the policy or reduction of coverages other than as a result of claims without first giving Polk County and Osceola County thirty (30) days prior written notice of such proposed action.

(F) The Owner shall, at all times during the operation of the Poinciana Toll Road, maintain in full force and effect, at its own cost and expense, a general liability insurance policy for the protection of members of the general public who travel, either as passengers or drivers, upon the Poinciana Toll Road. Said general liability insurance policy shall be in a form reasonably satisfactory to Polk County, through its County Attorney, and shall protect against liability for loss or damage for personal injury, death and property damage, occasioned by the operations of grantee under the franchise. Minimum liability limits under the policy shall be Six Million Dollars ($6,000,000) for personal injury, death or property damage resulting from any one occurrence, with aggregate limits of at least Ten Million Dollars ($10,000,000). Limits may be obtained through the use of primary and excess policies. The policy shall contain a provision that written notice of any cancellation or reduction in coverage be delivered to Polk County at least thirty (30) days in advance of the effective date of cancellation. Each dollar amount provided for in this subsection (F) shall be increased or decreased for each calendar year based on the percentage increase or decrease in the Consumer Price Index — All Urban Consumers (U.S. City- Average) published by the United States Department of Labor, Bureau of Labor Statistics, during the immediately preceding calendar year, using the years 1982-84 as a base of 100, or if such index is discontinued, the most comparable index published by any federal governmental agency.

SECTION 4.05. FORCE MAJEURE. Neither Polk County nor the Owner shall be considered to be in default of this Agreement if delays in or failure of performance shall be due to uncontrollable forces, the effect of which, by the exercise of reasonable diligence, the non-performing party could not avoid. The term “Force Majeure” shall mean any act, event or circumstance which results in the prevention or delay of performance by a party of its obligations under this Agreement and which is beyond the reasonable control of the non-performing party. It includes, but is not limited to, fire, flood, earthquakes, storms, lightning, epidemic, war, riot, civil disturbance, sabotage, inability of the Owner to obtain financing for acquisition, development and construction of the Poinciana Parkway on commercially reasonable terms, failure of any Lender to perform or fund in accordance with its commitment or loan documents benefiting the Owner for any reason outside of the control of the Owner and governmental actions. Without limiting the foregoing, the term “Force Majeure” expressly includes failure of the Owner, after using commercially reasonable efforts, to obtain a loan secured solely by the Poinciana Toll Road and its future revenues with commercially reasonable terms, in order to commence construction of the Poinciana Parkway. Commercially reasonable terms shall mean a loan with no more than an eight percent (8%) annual interest rate or alternatively, an interest rate of 400 basis points over LIBOR, a minimum term of 24 months and principal and interest due at the end of the term.

Neither party shall, however, be excused from performance if non-performance is due to forces which are preventable, removable, or remediable and which the non-performing party could have, with the exercise of reasonable diligence, prevented, removed or remedied with reasonable dispatch.

The non-performing party shall, within a reasonable time of being prevented or delayed from performance by Force Majeure, give written notice to the other party describing the circumstances and Force Majeure preventing continued performance of the obligations of this Agreement.

ARTICLE V

DEFAULTS AND REMEDIES

SECTION 5.01. OWNER’S EVENTS OF DEFAULT. Subject to the provisions of Section 5.02 hereof, an “Owner Event of Default” shall be deemed to have occurred under this Agreement should any one or more of the following events occur at any time:

(a) Failure of the Owner to materially and timely comply with and perform each of the Owner’s obligations set forth in this Agreement taking into account any extension for Force Majeure.

(b) If any representation or warranty made by the Owner in this Agreement or subsequently made by the Owner in any written statement or document furnished to Polk County and related to the transactions contemplated by this Agreement, is false, incomplete, inaccurate or misleading in any material respect when made.

(c) An Act of Bankruptcy by or on behalf of the Owner.

SECTION 5.02. POLK COUNTY’S REMEDIES. Should any Owner Event of Default occur and be continuing six (6) months after receipt of written notice to the Owner and Lender from Polk County specifying the existence of such Owner Event of Default (or within a reasonable time thereafter if such Owner Event of Default cannot reasonably be cured within such six (6) month period and the Owner or Lender begins to diligently pursue the cure of such Owner Event of Default within such six (6) month period), such Owner Event of Default shall become an “Owner Default,” and Polk County, as its sole and exclusive remedies, shall be entitled to termination of this Agreement or waiver of such Owner Default.

SECTION 5.03. POLK COUNTY’S EVENTS OF DEFAULT. Subject to the provisions of Section 5.04 hereof, an “Polk County Event of Default” shall be deemed to have occurred under this Agreement should any one or more of the following events occur at any time:

(a) Failure of Polk County to materially and timely comply with and perform all of Polk County’s obligations set forth in this Agreement.

(b) If any representation or warranty made by Polk County in this Agreement or subsequently made by Polk County in any written statement or documents in any documents relating to the transactions contemplated hereby is false, incomplete, inaccurate or misleading in any material respect when made.

SECTION 5.04. OWNER’S REMEDIES. Should any Polk County Event of Default occur and be continuing thirty (30) days after receipt of written notice to Polk County from the Owner specifying the existence of such Polk County Event of Default (or within a reasonable time thereafter if such Polk County Event of Default cannot reasonably be cured within such thirty (30) day period and Polk County begins to diligently pursue the cure of such Polk County Event of Default within such thirty (30) day period), such Polk County Event of Default shall become an “Polk County Default,” and the Owner, as its sole and exclusive remedies, shall be entitled to termination of this Agreement or waiver of such Polk County Default.

SECTION 5.05. AGREEMENT TO PAY ATTORNEYS’ FEES AND EXPENSES. If, with respect to any Event of Default, the non-defaulting party employs attorneys or incurs other expenses for the collection of amounts due hereunder or for the enforcement of the performance or observance of any covenants or agreements on the part of the defaulting party contained herein, the defaulting party agrees that it will on demand therefore pay to the non-defaulting party the reasonable fees of such attorneys and such other reasonable expenses so incurred by the non-defaulting party, the amount of such fees of attorneys to be without regard to any statutory presumption.

SECTION 5.06. LENDER PROVISIONS. Notwithstanding any other provision hereof to the contrary, Polk County and the Owner agree as follows:

(A) Each Lender shall provide its notice information to Polk County and the Owner. Thereafter, all material notices under this Agreement, including notices with respect to any defaults under this Agreement, shall also be sent to each Lender.

(B) Each Lender shall have the same opportunity to cure any default as the Owner and Polk County agrees not to terminate this Agreement until Polk County has given the Lender(s) notice of its intention to terminate this Agreement and provided the Lender(s) with the reasonable opportunity to cure such default as set forth herein. Any performance by the Lender(s) of the obligations of the Owner shall not be deemed to be an assumption by the Lender(s) of the obligations of the Owner hereunder. During such cure period, Polk County agrees to give the Lender(s) access to the Poinciana Toll Road as is otherwise provided to the Owner prior to any default.

(C) If so requested by the Lender(s), Polk County will deliver an estoppel letter from time to time to Owner and Lender(s), in form and substance reasonably satisfactory to Polk County and to the Lender(s), certifying as to whether this Agreement remains in effect and whether any claims for non-performance or breach have occurred and are continuing. Polk County also agrees to enter into an agreement with the Lender, if requested by the Lender, setting forth the terms of this Section 5.06.

(D) In the event a Lender (or an entity designated by a Lender that otherwise satisfies the requirement of Section 6.11 (D) (3) at the time of the applicable transfer) becomes the owner of the Poinciana Toll Road by foreclosure or otherwise, the Lender or such entity shall have all of the privileges and obligations of the Owner under this Agreement.

ARTICLE VI

GENERAL PROVISIONS

SECTION 6.01.  INTERLOCAL AGREEMENT PROVISIONS.  To the extent any provision of this Agreement constitutes a joint exercise of power, privilege or authority by and between Polk County and the Owner, such provision shall be deemed to be an “interlocal agreement” within the meaning of the Florida Interlocal Cooperation Act of 1969. This Agreement shall be filed in the Public Records of Polk County, Florida.

SECTION 6.02. TRAFFIC SAFETY, EMERGENCY AND ENFORCEMENT SERVICES.  Pursuant to Florida Statutes, Sections 334.03(8) and 336.01, Polk County will have jurisdiction over the Polk Project Area portion of the proposed Poinciana Parkway but will not have jurisdiction, control or authority over either the Osceola Project Area or over the Poinciana Toll Road, both of which segments of the overall Poinciana Parkway project are within the jurisdiction of Osceola County. To the extent deemed necessary by Polk County, the Owner shall grant to Polk County a perpetual easement over the Poinciana Toll Road and right of ingress and egress to and for the benefit of Polk County employees and agents, delivery and pick up services, fire and rescue protection services, police services, ambulance services and other authorities of law, United States mail carriers, and representatives of utilities. The Poinciana Toll Road and the Osceola Project Area, pursuant to Florida Statutes, Sections 334.03(8) and 336.01 and a separate agreement entered into between Osceola County and the Owner, shall be subject to the jurisdiction of Osceola County in establishing speed limits and traffic control devices deemed necessary and appropriate by Osceola County, and the Owner shall contract with the Osceola County Sheriff’s Department and/or the Florida Highway Patrol (collectively, the “Enforcement Agencies”), respectively, for the enforcement of traffic control and safety regulations.

SECTION 6.03. REIMBURSEMENT BY OWNER OF CERTAIN COSTS INCURRED BY POLK COUNTY.  The Owner shall also pay the reasonable fees and expenses of the Project Engineer, or a third party consultant retained by the Owner and reasonably acceptable to Polk County, to certify to the completion of construction of the Poinciana Parkway substantially in accordance with the Plans and Specifications.

SECTION 6.04. TERM OF AGREEMENT.  The term of this Agreement shall commence on the date of execution thereof by the last of Polk County and the Owner and unless terminated earlier pursuant to the provisions of this Agreement, and shall extend for a period of ninety-nine (99) years following the Completion Date.

SECTION 6.05. NO ADDITIONAL RIGHTS CONFERRED.  The Owner acknowledges and agrees that the execution of this Agreement or any activity resulting therefrom does not affect any existing rights to develop the Polk County portion of the Poinciana Development in a specific manner nor does this Agreement confer any new or additional development rights upon the Owner.

SECTION 6.06. INDEMNIFICATION.  For the separate consideration of ten dollars ($10) and other valuable consideration paid to it by Polk County, the Owner hereby agrees to indemnify, defend and hold Polk County harmless from and against any and all liability for any loss, injury or damage to persons or property, including, without limitation, consequential damage including without limitation, all costs, expenses, court costs and reasonable attorneys’ fees, imposed on Polk County by any person whomsoever arising out of this Agreement, except for any such loss, injury or damage that is caused by or results from the gross negligence or willful misconduct of Polk County, its employees, agents or contractors. The provisions of this Section 6.06 shall survive the expiration or any termination of this Agreement.

SECTION 6.07. ENTIRE AGREEMENT.  This Agreement constitutes the entire agreement among the parties pertaining to the subject matter hereof, and supersedes all prior other and contemporaneous agreements, understandings, negotiations and discussions of the parties, whether oral or written, and there are no warranties, representations or other agreements between the parties in connection with the subject matter hereof, except as specifically set forth herein.

SECTION 6.08. AMENDMENTS AND WAIVERS.  No amendment, supplement, modification or waiver of this Agreement shall be binding unless executed in writing by all parties hereto. No waiver of any of the provisions of this Agreement shall be deemed or shall constitute a waiver of any other provision of this Agreement, whether or not similar, unless otherwise expressly provided.

SECTION 6.09. NOTICES.  All notices, certificates or other communications hereunder shall be sufficiently given and shall be deemed given when hand delivered or mailed by registered or certified mail, postage prepaid, to the parties at the following addresses:

Polk County:	Mr. Michael Herr
County Manager
330 West Church Street
Drawer PW02
Bartow, FL 33831-9005
With a copy to:	Michael Craig, Esquire
County Attorney
330 West Church Street
Drawer PW02
Bartow, FL 33830
Osceola County:	Mr. Michael Freilinger
County Manager
1 Courthouse Square, Suite 4700
Kissimmee, FL 34741
With a copy to:	Jo Thacker, Esq.
County Attorney
1 Courthouse Square, Suite 4700
Kissimmee, FL 34741
Owner:	Avatar Properties Inc.
201 Alhambra Circle
Coral Gables, FL 33134
Attention: General Counsel
With a copy to:	Julie Kendig-Schrader, Esq.
Greenberg Traurig, P.A.
450 South Orange Avenue, 6th Floor
Orlando, FL 32801
Lender:	—
—
—
With a copy to:	—
—
—

Any of the above may, by notice in writing given to the others, designate any further or different addresses to which subsequent notices, certificates or other communications shall be sent. Any notice shall be deemed given on the date such notice is delivered by hand or facsimile transmission or three days after the date mailed.

SECTION 6.10. COOPERATION. The parties will cooperate with each other, to the extent permitted by applicable law, in every reasonable way in carrying out the transactions contemplated by this Agreement, in fulfilling all of the conditions to be met by the parties in connection with this Agreement and in obtaining and delivering all documents required hereunder.

SECTION 6.11. ASSIGNMENT.

(A) Avatar has established Poinciana Parkway Company, LLC (the “PPC”), a single purpose entity for the purposes of owning and operating the Poinciana Toll Road. Avatar has or will cause the Avatar Parcels, Mitigation Credits, Mitigation Sites, Poinciana Parkway Permits and all other assets (collectively referred to as the “Assets”) held by Avatar for the ownership, operation, construction and/or maintenance of the Poinciana Toll Road to be conveyed/transferred/assigned to the PPC, whereby the PPC will become the owner under this Agreement. Notwithstanding the foregoing, upon such transfer and assignment, the PPC may at any time convey the Assets back to Avatar and Avatar will become the owner hereunder. Prior to the Completion Date, Avatar Properties Inc. hereby guarantees the prompt and satisfactory performance of all obligations under this Agreement assigned pursuant to this subsection. Polk County represents that it would not have executed this Agreement without the foregoing guarantee of performance. Avatar Properties Inc. represents that the execution of this Agreement is expected to result in financial and other valuable benefits to Avatar Properties Inc. and

(B) Avatar Properties Inc. or the PPC may assign this Agreement to any successor in title to the real property underlying the Poinciana Toll Road.

(C) Other than the assignment expressly permitted by subsections (A) and (B), neither party may effect an assignment of this Agreement without the prior written consent of the other party. No such assignment shall become effective unless (1) the proposed assignee is a duly organized entity authorized to transact business in the State; (2) the proposed assignee specifically agrees, in writing, to be bound by all the provisions of this Agreement relating to the continuing operation of the Poinciana Parkway; and (3) the operation of the Poinciana Toll Road shall, at all times, be under the direction and supervision of an active operator with the expertise, qualifications, experience, competence, skills and know-how to perform the toll road operations in accordance with this Agreement (an “Operator”), which Operator may be the proposed assignee itself, any of its affiliates, or any qualified party with whom the proposed assignee has entered into a contract for purposes of operating the road or its tolling facilities. Except as provided in subsection (A), Avatar shall have no further obligations under this Agreement upon an assignment of its rights, title and interests in, to and under this Agreement to any person or entity in accordance with the provisions of this Section.

SECTION 6.12. BINDING EFFECT.  To the extent provided herein, this Agreement shall be binding upon and inure to the benefit of the parties, their respective successors and assigns and shall inure to the benefit of the parties, their respective successors and assigns. Nothing contained in this Agreement is intended or shall be construed as creating or conferring any rights, benefits or remedies upon, or creating any obligations of the parties hereto toward, any person or entity not a party to this Agreement, except rights expressly contained herein for the benefit of the Lender(s).

SECTION 6.13. SEVERABILITY.  In the event any provision of this Agreement shall be held invalid or unenforceable by any court of competent jurisdiction, such holding shall not invalidate or render unenforceable any other provision hereof.

SECTION 6.14.   EXECUTION IN COUNTERPARTS.  This Agreement may be simultaneously executed in several counterparts, each of which shall be an original and all of which shall constitute but one and the same instrument.

SECTION 6.15. APPLICABLE LAW.  This Agreement shall be governed by and construed in accordance with the laws of the State of Florida.

SECTION 6.16. JURISDICTION AND VENUE.  The parties to this Agreement agree that venue shall lie in Polk County, Florida.

SECTION 6.17. DISPUTE RESOLUTION.

(A) The parties agree to resolve any dispute related to the interpretation or performance of this Agreement in the manner described in this Section 6.17. Either party may initiate the dispute resolution process by providing written notice to the other party.

(B) After transmittal and receipt of a notice specifying the area or areas of disagreement, the parties agree to meet at reasonable times and places, as mutually agreed upon, to discuss the issues.

(C) If discussions between the parties fail to resolve the dispute within 60 days of the notice described in Section 6.17(A) hereof, the parties shall appoint a mutually acceptable neutral third party to act as a mediator. If the parties are unable to agree upon a mediator, either the Owner or Polk County will request appointment of a mediator by the Chief Judge of the Circuit Court of the Tenth Judicial Circuit in and for Polk County, Florida. The mediation contemplated by this Section 6.17(C) is intended to be an informal and non-adversarial process with the object of helping the parties reach a mutually acceptable and voluntary agreement. The decision making shall rest solely with the parties. The mediator shall assist the parties in identifying issues, fostering joint problem-solving, and exploring settlement alternatives. It is understood that any settlement may require approval of Polk County’s Board of Commissioners.

(D) If the parties are unable to reach a mediated settlement within 120 days of the mediator’s appointment, either party may terminate the settlement discussions by written notice to the other party. In such event, either party may initiate litigation within 120 days of the notice terminating the settlement discussions. Failure by the party initiating the dispute resolution procedure to commence litigation within the 120 day period shall be deemed to constitute an acceptance of the interpretation or performance of the other party.

SECTION 6.18.  WAIVER OF JURY TRIAL.  POLK COUNTY AND THE OWNER HEREBY KNOWINGLY, VOLUNTARILY AND INTENTIONALLY WAIVE THE RIGHT EITHER MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION BASED HEREON, OR ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT AND ANY AGREEMENT CONTEMPLATED TO BE EXECUTED IN CONJUNCTION HEREWITH, OR ANY COURSE OF CONDUCT, COURSE OF DEALING, STATEMENTS (WHETHER VERBAL OR WRITTEN) OR ACTIONS OF EITHER PARTY. THIS PROVISION IS A MATERIAL INDUCEMENT FOR POLK COUNTY AND THE OWNER ENTERING INTO THIS AGREEMENT.

[Signatures begin on following page]

IN WITNESS WHEREOF, the Board of County Commissioners of Polk County, Florida, has caused this Agreement to be executed and delivered as of the day and year first above written.

(SEAL)

POLK COUNTY, FLORIDA

By: /s/ SAM JOHNSON Chair Board of County Commissioners BOCC 8/6/08 N. 47

ATTEST:
Richard M. Weiss, Clerk to the Board

/s/ FREDA L. WADE By: Deputy Clerk	Reviewed as to form and legal sufficiency

/s/ LINDA McKINLEY
County Attorney’s Office
Date 8/1/08

IN WITNESS WHEREOF, the Owner has caused this Agreement to be executed and delivered as of the day and year first above written.

AVATAR PROPERTIES INC.
WITNESSES: /s/ OHILDA V. GILBERT Name: Ohilda V. Gilbert	By: /s/ PATRICIA K. FLETCHER Name: Patricia Kimball Fletcher Title: Executive Vice President

/s/ NORA E. SANCHEZ Name:_Nora E. Sanchez

STATE OF FLORIDA
COUNTY OF POLK

The foregoing instrument was acknowledged before me by _Sam Johnson,      as Chair and      , as Deputy Clerk of the Board of County Commissioners of Polk County, on behalf of said County. They are personally known to me or have produced      pk     (type of identification) and did (did not) take an oath.

WITNESS my hand and official seal, this 6th day of August, 2008.

/s/ SHARON F. AHERN

Notary Public State of Florida
My commission expires:November 24, 2011	Commmission No. DD 726258

STATE OF FLORIDA
COUNTY OF MIAMI-DADE

The foregoing instrument was acknowledged before me by Patricia Kimball Fletcher, as Executive Vice President of Avatar Properties Inc. on behalf of said corporation. She is personally known to me or has produced      N/A     (type of identification) and did (did not) take an oath.

WITNESS my hand and official seal, this 29th day of July, 2008.

/s/ MARIBEL G. PILA

Notary Public State of Florida
My commission expires:Oct. 20, 2010	Commmission No. DD 594512

APPENDIX A

POINCIANA PARKWAY

MAP OF POINCIANA PARKWAY AND SURROUNDING AREAS

APPENDIX B

ACCESS MANAGEMENT PLAN

(Map of Poinciana Parkway depicting Access Points)

APPENDIX C

DESIGN CRITERIA

ROADWAY DESIGN CRITERIA

POINCIANA PARKWAY/MARIGOLD AVENUE

FROM US 17/92 TO CYPRESS PARKWAY

OSCEOLA & POLK COUNTIES

Criteria
	Design Element	Urban (Rural)	Source	Notes
General Criteria	Functional Classification	Principal Arterial	FDOT Green Book Ch. 1
	Design vehicle	P, SU, WB-50 WB62 @US17-92/Cypress	FDOT Green Book Ch. 3
	Design Year (Open/Future)	2007/2022
	Design Speed	45 MPH (60 MPH)	FDOT Green Book Ch. 3	See the typical section package for the design speeds for the individual segments.

Typical Section	Lane Widths	12’	FDOT Green Book Ch. 3
	Shoulder widths	10’ Outside/4’ Paved; 6’ Median	FDOT Green Book Ch. 3
	Typical cross section Slopes	0.02 Inside & Median Lane	FDOT Green Book Ch. 3	0.03 Outside Lane
	Horizontal Clear Zone	4’ – C&G 18’ – 45 to 50 MPH (=1500 ADT) 30’ – 60 MPH and above (=1500 ADT)	FDOT Green Book Ch. 3
	Roadside slopes (front slopes)	1:4 (Front Slopes)	FDOT Green Book Ch. 3	1:3 (Back Slopes)

Horizontal geometry	Max. deflection w/o curve	1° 00’ 00” (0° 45’ 00”)	FDOT PPM Ch. 2
	Minimum radius	880’ Urban (e max= 0.05) 1640’ Rural (e max=0.10)	FDOT Green Book Ch. 3
	Max Curvature using 0.02	0° 30’ 00” (0° 15’ 00”)	FDOT PPM Ch. 2
	Minimum length of Curve	15V (›=400’)	FDOT PPM Ch. 2
	Min tangent between reverse curves	-
	Superelevation transition ratio	1:150 91:250)	FDOT PPM Ch. 2
	Max. superelevation	0.05 (0.10)	FDOT Green Book Ch. 3
	Min. Intersection stopping sight distance	400’ (625’)	FDOT Green Book Ch. 3

ROADWAY DESIGN CRITERIA
POINCIANA PARKWAY/MARIGOLD AVENUE
FROM US 17/92 TO CYPRESS PARKWAY
OSCEOLA & POLK COUNTIES
(Continued)

Criteria
	Design Element	Urban (Rural)	Source	Notes
Vertical Geometry	Max. Profile Grade	5% (3%)	FDOT Green Book Ch. 3
	Min. Profile Grade	0.3% (Curb & Gutter)	FDOT Green Book Ch. 3	Flat Terrain
	Max grade change w/o vertical curve	0.60% (0.20%)	FDOT Green Book Ch. 3
	Minimum length vertical curve	3 times the Design Speed	FDOT Green Book Ch. 3
	Minimum crest vertical curve	300’ (500’)	FDOT Green Book Ch. 3
	Min. K value for Crest Vertical Curve	120 (290)	FDOT Green Book Ch. 3
	Minimum sag vertical curve	200’ (400’)	FDOT Green Book Ch. 3
	Min. K Value for Sag Vertical Curve	90 (150)	FDOT Green Book Ch. 3
	Minimum stopping sight distance	400’ (625’)	FDOT Green Book Ch. 3
Base clearance above DHW elev.

Median	55 MPH and Over	40’ Width	FDOT Green Book Ch. 3	Multilane Facilities – Rural Highways
	Under 55 MPH	22’ Width	FDOT Green Book Ch. 3
	50 MPH Urban	19.5’ Width	FDOT Green Book Ch. 3	Urban Streets
	45 MPH and Less	15.5’ Width	FDOT Green Book Ch. 3

Ref: FDOT Maual of Uniform Minimum Standards for Design, Construction, and Maintenance for Streets and Highways, May 2005

FDOT Plans Manual, Volume 1, English, Revised January 1, 2005

APPENDIX D

CERTIFICATE OF LIABILITY INSURANCE